Exhibit 2.1

Execution Version

PARTNERSHIP RESTRUCTURING AGREEMENT

dated as of November 9, 2023,

among

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.,

CALUMET GP, LLC,

and

THE OTHER PARTIES HERETO

i

ii

LIST OF SCHEDULES AND EXHIBITS

Schedule A	–	Sponsor Parties

Exhibit A	–	Conversion Steps

Exhibit B	–	Summary of Governance Rights and Registration Rights

Exhibit C	–	Key Terms of Common Stock Warrants

iii

PARTNERSHIP RESTRUCTURING AGREEMENT

This PARTNERSHIP RESTRUCTURING AGREEMENT, dated as of November 9, 2023 (this “Agreement”), is by and among CALUMET SPECIALTY PRODUCTS PARTNERS, L.P., a Delaware limited partnership (“CLMT”), CALUMET GP, LLC, a Delaware limited liability company and the general partner of CLMT (the “General Partner”), and each Person set forth on Schedule A attached hereto (collectively, the “Sponsor Parties”). Each of the foregoing is sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Conflicts Committee of the CLMT Board has (i) unanimously approved this Agreement and the transactions contemplated hereby, with such approval constituting “Special Approval” (as such term is defined in the CLMT Partnership Agreement) for all purposes of the CLMT Partnership Agreement, including Section 7.9 thereof, (ii) unanimously recommended to the CLMT Board that it approve this Agreement and the transactions contemplated hereby and (iii) if submitted for approval at the CLMT Special Meeting, unanimously recommended that the holders of CLMT Common Units approve the Conversion and Merger by CLMT Unitholder Approval;

WHEREAS, the CLMT Board has unanimously approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the Parties desire to cause the transactions described in Article II to take place as set forth therein and in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” has the meaning set forth in the CLMT Partnership Agreement; provided, that, notwithstanding the foregoing, for purposes of this Agreement, none of the CLMT Entities shall be considered an Affiliate of the Sponsor Parties or any of their respective Affiliates (other than, for the avoidance of doubt, the CLMT Entities).

“Ancillary Agreements” has the meaning set forth in Section 2.02.

“Antitrust Laws” means the HSR Act, including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of the monopolization or restraint of trade or the lessening of competition.

“Applicable Law” or “Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law (including common law), decree, permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Delaware, Texas and New York shall not be regarded as a Business Day.

“Cause” means, with respect to a director, the occurrence of any of the following:

(a) the willful, intentional and material breach or the habitual and continued neglect by the director of his or her duties;

(b) the director’s willful and intentional violation of any state or federal laws, or the Organizational Documents of the General Partner or CLMT; or

(c) the director’s commission of any felony or a crime involving moral turpitude, or the director’s willful and intentional commission of a fraudulent or dishonest act.

“Certificate of Merger” has the meaning set forth in Section 3.03.

“Clean Air Act” means the Clean Air Act, 42 U.S.C. § 7401 et seq.

“CLMT Board” means the board of directors of the General Partner.

“CLMT Board Recommendation” has the meaning set forth in Section 6.02(c).

“CLMT Common Unit” means a Common Unit (as such term is defined in the CLMT Partnership Agreement).

“CLMT Entities” means, collectively, the General Partner, CLMT and its Subsidiaries.

“CLMT General Partner Interest” means the General Partner Interest (as such term is defined in the CLMT Partnership Agreement).

“CLMT IDR” means an Incentive Distribution Right (as such term is defined in the CLMT Partnership Agreement).

“CLMT Interests” has the meaning set forth in Section 4.02(b).

“CLMT Merger” has the meaning set forth in Exhibit A.

“CLMT Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of CLMT, dated as of January 31, 2006, as amended from time to time.

“CLMT SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and schedules, filed by CLMT with, or furnished by CLMT to, the SEC from January 1, 2022 until the date of this Agreement.

“CLMT Special Meeting” means a special meeting of the Limited Partners, including any postponement, adjournments or recesses thereof.

“CLMT Unitholder Approval” means the affirmative vote or consent of a Unit Majority, voting together as a single class at the CLMT Special Meeting, in favor of the approval of the Conversion Agreement and the CLMT Merger contemplated thereby, and any other required approvals related thereto.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Conflicts Committee” means the conflicts committee of the CLMT Board.

“Contract” means any written contract, agreement, indenture, instrument, note, bond, loan, lease, easement, mortgage, franchise, license agreement, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.

“Conversion” means the transactions specified on Exhibit A hereto.

“Conversion Agreement” has the meaning set forth in Section 2.01.

“Debt Agreement” means any indenture, mortgage, deed of trust, loan, credit or note purchase agreements, or sale-leaseback agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing indebtedness.

“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“D&O Insurance” has the meaning set forth in Section 6.08.

“Effective Time” has the meaning set forth in Section 3.03.

“Encumbrance” means any mortgage, pledge, charge, hypothecation, easement, right of purchase, security interest, deed of trust, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of any Applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any applicable multinational, foreign, federal, state, local or other governmental statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction over a matter.

“GP Merger” has the meaning set forth in Exhibit A.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Persons” has the meaning set forth in Section 6.08.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) with respect to CLMT, those individuals listed on Schedule 1.01(a) and (b) with respect to the Sponsor Parties, those individuals listed on Schedule 1.01(b).

“Limited Partners” means the limited partners of CLMT.

“LTIP” means the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan, as amended from time to time.

“Material Adverse Effect” means, with respect to the CLMT Entities, any change, circumstance, effect or condition that, individually or in the aggregate, (i) is materially adverse to the assets, financial condition, results of operations, or business of the CLMT Entities, taken as a whole, or (ii) materially impedes the ability of such Person to consummate the Transactions, other than, in the case of clause (i) only, any change, circumstance, effect or condition (a) in the specialty products industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (b) in United States or global economic conditions or financial markets in general or (c) the announcement or pendency of this Agreement, the Transaction Documents or the matters contemplated hereby or thereby; provided, that in the case of clauses (a) and (b), the impact on the CLMT Entities is not disproportionately adverse as compared to others in the industries referred to in clause (a) of this definition generally.

“Maximum Amount” has the meaning set forth in Section 6.08.

“Merger Sub I” has the meaning set forth in Exhibit A.

“Merger Sub II” has the meaning set forth in Exhibit A.

“Mergers” has the meaning set forth on Exhibit A.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NewCo” means the corporation to be incorporated by CLMT as set forth on Exhibit A.

“NewCo Bylaws” means the form of the bylaws of NewCo that will be in effect from and after the Effective Time until subsequently amended or restated or otherwise modified.

“NewCo Charter” means the form of the certificate of incorporation of NewCo that will be in effect from and after the Effective Time until subsequently amended or restated or otherwise modified.

“NewCo Shares” means the common stock of NewCo.

“Organizational Document” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of limited partnership and the limited partnership agreement thereof, each as amended, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Permit” means all franchises, grants, authorizations, licenses, permits, easements, certificates of need, variances, exemptions, consents, certificates, approvals and orders.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Phantom Unit” has the meaning set forth in the LTIP.

“Proxy Statement” has the meaning set forth in Section 4.01(d).

“Registration Rights Agreement” means the registration rights agreement to be entered into between the Sponsor Parties and the Company pursuant to which the registration rights contemplated on Exhibit B will be made available to the Sponsor Parties.

“Registration Statement” has the meaning set forth in Section 4.01(d).

“Release” means any actual spilling, leaking, pumping, pouring, releasing, emitting, emptying, discharging, injecting, escaping, dumping, disposing, depositing, dispersing, leaching or migrating into or through the indoor or outdoor environment.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Shareholders Agreement” means the shareholders agreement to be entered into between Newco and the Sponsor Parties that will set forth the governance rights of the Sponsor Parties contemplated on Exhibit B.

“Sponsor Material Adverse Effect” means any change, circumstance, effect or condition that prevents or materially impedes the Sponsor Parties to consummating the Transactions.

“Subsidiaries” has the meaning set forth in the CLMT Partnership Agreement.

“Tax” or “Taxes” means all taxes, assessments, duties, levies, fees, imposts, unclaimed property and escheat obligations and other charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, retirement, workers compensation, unemployment, disability, environmental, alternative minimum, add-on, recording, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts, customs, estimated or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, penalties, interests and additional amounts imposed by any Governmental Authority.

“Tax Return” means any report, return, election, document, claim for refund, statement, information return, estimated Tax filing, declaration or other filing provided to any Governmental Authority with respect to Taxes, including any amendments thereto.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Transaction Documents” means, collectively, this Agreement and the Ancillary Agreements.

“Transaction Litigation” has the meaning set forth in Section 6.06.

“Transactions” has the meaning set forth in Section 3.01.

“Unit Majority” has the meaning set forth in the CLMT Partnership Agreement.

ARTICLE II.

THE TRANSACTIONS

Section 2.01 Conversion. The Parties hereto agree to negotiate and enter into an agreement to effect the Conversion, such agreement to be consistent in all material respects with the terms of this Agreement (the “Conversion Agreement”), within three months from the date hereof, and to submit the Conversion Agreement and the CLMT Merger contemplated thereby and other matters related thereto that require approval of the Limited Partners at the CLMT Special Meeting to a vote of the Limited Partners in accordance with the CLMT Partnership Agreement and Section 6.02 hereto and, if CLMT Unitholder Approval is obtained in accordance with the CLMT Partnership Agreement, to effect the Conversion promptly after such approval.

Section 2.02 Ancillary Agreements. In connection with the negotiation and preparation of the Conversion Agreement, the applicable Parties agree to, or to cause their applicable Subsidiaries or Affiliates, as applicable, to negotiate and to approve and to attach as exhibits to the Conversion Agreement the following documents and/or agreements that will be entered into or will take effect in connection with effecting the Conversion (collectively, the “Ancillary Agreements”).

(a) The NewCo Bylaws, the NewCo Charter and a Shareholders Agreement to reflect the terms set forth on Exhibit B attached hereto.

(b) The Registration Rights Agreement to reflect the terms set forth on Exhibit C attached hereto.

ARTICLE III.

CLOSING

Section 3.01 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall occur as soon as practicable after the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Article V other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing), at the office of Gibson, Dunn & Crutcher LLP at 811 Main Street, Suite 3000, Houston, TX 77002 (or remotely via the electronic exchange of executed documents), unless another date or place is mutually agreed upon in writing by the Parties. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

Section 3.02 Closing Deliverables. At the Closing, each of the Parties shall deliver, or cause to be delivered, (a) counterparts of each Transaction Document (other than this Agreement) to which it (or any of its Subsidiaries or Affiliates) is a party duly executed by such Party and/or its applicable Subsidiary or Affiliate, as applicable, and (b) the certificates required to be delivered by such Party pursuant to Section 5.02(c) or Section 5.03(c), in each case, as applicable.

Section 3.03 Effective Time of the Closing. Subject to the provisions of this Agreement and the Conversion Agreement, on the Closing Date, the Parties shall cause a certificate of merger evidencing the CLMT Merger and a certificate of merger evidencing the GP Merger (each a “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the Conversion Agreement. The Transactions shall be effected upon the filing of the Certificate of Merger evidencing the GP Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Transactions are effected is herein referred to as the “Effective Time”).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties Concerning the Sponsor Parties. Except as disclosed in the correspondingly numbered section of the disclosure schedules delivered by the Sponsor Parties to CLMT simultaneously with the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of such disclosure schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsection), each Sponsor Party, severally and not jointly, hereby represents and warrants to CLMT as follows with respect to such Sponsor Party:

(a) Organization. Such Sponsor Party is an individual, limited partnership, limited liability company or trust, as applicable, and duly formed and validly existing and in good standing under the Laws of the State of Delaware or the jurisdiction of its formation, as applicable.

(b) Authorization. Such Sponsor Party has full power and authority to execute, deliver and perform each Transaction Document to which it is or will be a party. As applicable, the execution, delivery and performance by such Sponsor Party of each Transaction Document to which it is or will be a party and the consummation by such Sponsor Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership, limited liability company or trust action as the case may be. Each Transaction Document executed or to be executed by such Sponsor Party has been, or when executed will be, duly executed and delivered by such Sponsor Party and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with its terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(c) No Conflicts or Violations. As applicable, the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Sponsor Party is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate or conflict with any provision of the Organizational Documents of such Sponsor Party; (ii) violate any Law applicable to such Sponsor Party; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Contract to which such Sponsor Party is a party; (iv) result in the creation or imposition of any Encumbrance upon any of the properties or assets of such Sponsor Party; or (v) result in the cancellation, modification, revocation or suspension of any Permit of such Sponsor Party, except, in the case of clauses (ii) through (v), as would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect with respect to such Sponsor Party.

(d) Consents and Approvals. Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect with respect to such Sponsor Party or (ii) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws, any applicable requirements of a national securities exchange, including the filing with the SEC of the registration statement on Form S-4 to be filed by CLMT in connection with the Conversion (as amended or supplemented from time to time, the “Registration Statement”) and the proxy statement/prospectus constituting a part thereof (the “Proxy Statement”), any applicable Antitrust Laws and the filing of the Certificates of Mergers, neither such Sponsor Party’s execution and delivery of this Agreement and the other Transaction Documents to which such Sponsor Party is or will be a party, nor the performance by such Sponsor Party of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with any Governmental Authority by such Sponsor Party.

(e) Ownership. Schedule 4.01(e) reflects the number of issued and outstanding equity interests of CLMT owned by each of the Sponsor Parties as of the date of this Agreement, without giving effect to the Transactions. Each Sponsor Party is the sole owner of the number of issued and outstanding equity interests of CLMT attributed to such Sponsor Party on Schedule 4.02(e), in each case, free and clear of all encumbrances (other than the transfer restrictions under applicable federal and state securities laws or as set forth in the Organizational Documents of CLMT).

(f) Absence of Litigation. There is no suit, litigation, arbitration, claim, action, audit, proceeding or, to the Knowledge of such Sponsor Party, investigation, in each case, pending or, to the Knowledge of such Sponsor Party, threatened in writing against such Sponsor Party relating to the transactions contemplated by the Transaction Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of such Sponsor Party to perform its obligations and agreements under the Transaction Documents to which it is or will be a party or to consummate the transactions contemplated hereby and thereby.

(g) Brokers and Finders. Except as set forth on Schedule 4.01(g) with respect to such Sponsor Party, no investment banker, broker, finder, financial advisor or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the transactions contemplated by the Transaction Documents as a result of being engaged by such Sponsor Party.

(h) Information Supplied. Subject to the accuracy of the representations and warranties of the General Partner and CLMT set forth in Section 4.02, none of the information supplied (or to be supplied) in writing by or on behalf of the Sponsor Parties specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, on the date it is first mailed to the Limited Partners, and at the time of the CLMT Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the Sponsor Parties makes any representation or warranty with respect to information supplied by or on behalf of CLMT or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

(i) Plan or Intention. The Sponsor Parties have no current plan or intention to sell, exchange or otherwise dispose of the NewCo Shares received in connection with the Conversion.

Section 4.02 Representations and Warranties Concerning the CLMT Entities. Except as disclosed (1) in the CLMT SEC Reports filed prior to the date hereof (excluding any disclosures set forth in any “risk factor” section of such CLMT SEC Reports or any other disclosures in such CLMT SEC Reports to the extent they are non-specific or primarily predictive, cautionary or forward looking in nature) or (2) in the correspondingly numbered section of the disclosure schedules delivered by CLMT to the Sponsor Parties simultaneously with the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of such disclosure schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsection), the General Partner and CLMT hereby represent and warrant to the Sponsor Parties as follows:

(a) Organization. Each CLMT Entity is a limited partnership or limited liability company, as the case may be, duly formed and validly existing and in good standing under the Laws of the State of Delaware.

(b) Capitalization of CLMT. As of November 8, 2023, CLMT has no partnership or other equity interests outstanding other than (i) 79,967,363 CLMT Common Units, (ii) the CLMT IDRs, (iii) the CLMT General Partner Interest and (iv) the Phantom Units (collectively, the “CLMT Interests”). As of the date of this Agreement, all of the CLMT Interests (other than the Phantom Units) have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of CLMT) and, other than the CLMT General Partner Interest, non-assessable (except to the extent such non-assessability is affected by Sections 17-303, 17-607 or 17-804 of the DRULPA).

(c) Capitalization of CLMT Entities. As of the date of this Agreement, the limited partner or limited liability company interests, as the case may be, of each CLMT Entity have been duly authorized and validly issued and are fully paid and non-assessable (except to the extent such non-assessability is affected by (i) Sections 17-303, 17-607 or 17-804 of the DRULPA with respect to limited partnerships or (ii) Sections 18-607 and 18-804 of the DLLCA with respect to limited liability companies, as applicable).

(d) Authorization. Each of the CLMT Entities that is or will be a party to a Transaction Document has full limited partnership or limited liability company, as applicable, power and authority to execute, deliver and perform such Transaction Document to which it is or will be a party, subject to obtaining the CLMT Unitholder Approval. The execution, delivery and performance by each of the CLMT Entities of the Transaction Documents to which it is or will be a party and the consummation by such CLMT Entities of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership or limited liability company action as the case may be. Each Transaction Document executed or to be executed by a CLMT Entity has been, or when executed will be, duly executed and delivered by such CLMT Entity and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such CLMT Entity, enforceable against such CLMT Entity in accordance with its terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(e) No Conflicts or Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any CLMT Entity is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) assuming the CLMT Unitholder Approval is obtained, violate or conflict with any provision of the Organizational Documents of such CLMT Entity; (ii) violate any Law applicable to such CLMT Entity; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Contract to which any CLMT Entity is a party; (iv) result in the creation or imposition of any Encumbrance upon any of the properties or assets of the CLMT Entities; or (v) result in the cancellation, modification, revocation or suspension of any Permit of any CLMT Entity, except, in the case of clauses (ii) through (v), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Debt Agreements. None of the CLMT Entities is in breach or default under any Debt Agreement, and to CLMT’ Knowledge, no other Person that is a party thereto is in breach or default under any Debt Agreement. No event has occurred, to CLMT’s knowledge, which after notice or lapse of time, or both, would constitute a default under any Debt Agreement and no written notice of default or breach has been received or delivered by any CLMT Entity under any Debt Agreement, the resolution of which is outstanding as of the date hereof.

(g) Consents and Approvals. Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws, any applicable requirements of a national securities exchange, including the filing with the SEC of the Registration Statement and the Proxy Statement, any applicable Antitrust Laws and the filing of the Certificate of Mergers, neither the execution and delivery by any CLMT Entity of this Agreement and the other Transaction Documents to which any CLMT Entity is or will be a party, nor the performance by any CLMT Entity of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with any Governmental Authority by such CLMT Entity.

(h) Approval of Transaction. The Conflicts Committee of the CLMT Board has approved the execution, delivery and performance of this Agreement and the Transactions and recommended that the CLMT Board approve this Agreement and the Transactions and the CLMT Board has approved this Agreement and the Transactions. The CLMT Board has approved the execution, delivery and performance of this Agreement and the Transactions.

(i) Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the consideration to be issued to the Sponsor Parties in the GP Merger is fair, from a financial point of view, to CLMT and its unaffiliated unitholders.

(j) Absence of Litigation. There is no suit, litigation, arbitration, claim, action, audit, proceeding or, to the Knowledge of CLMT, investigation, in each case, pending or, to the Knowledge of CLMT, threatened in writing against any CLMT Entity relating to the transactions contemplated by the Transaction Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of any of the CLMT Entities to perform its obligations and agreements under the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(k) Absence of Certain Events. There has not been any (i) Law enacted or order or judgment issued by any Governmental Authority of competent jurisdiction relating to the availability of the small refinery exemption under the Renewable Fuel Standard provision of the Clean Air Act that would materially affect the business or operations of the CLMT Entities or (ii) material destruction, damage or loss to or affecting any of the assets or properties of any of the CLMT Entities.

(l) Brokers and Finders. Except for Evercore Group L.L.C., no investment banker, broker, finder, financial advisor or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the transactions contemplated by the Transaction Documents as a result of being engaged by any CLMT Entity or any of their respective Affiliates.

(m) Information Supplied. Subject to the accuracy of the representations and warranties of the Sponsor Parties set forth in Section 4.01, none of the information supplied (or to be supplied) in writing by or on behalf of the CLMT Entities specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, on the date it is first mailed to the Limited Partners, and at the time of the CLMT Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the CLMT Entities makes any representation or warranty with respect to information supplied by or on behalf of any Sponsor Party for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.03 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY ANY PARTY OR THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR RESPECTIVE BUSINESSES OR ASSETS, AND EACH OF THE PARTIES SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT ANY ASSETS ACQUIRED BY VIRTUE OF THE TRANSACTIONS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION.

ARTICLE V.

CONDITIONS PRECEDENT

Section 5.01 Conditions to Each Party’s Obligation to Effect the Transactions. The obligations of each of the Parties to effect the Transactions shall be subject to the fulfillment (or, to the extent permitted by Applicable Law, written waiver by each of CLMT and the Sponsor Parties on or prior to the Effective Time) of the following conditions:

(a) Conversion Agreement and Certificate of Merger. The Conversion Agreement shall have been duly executed and delivered by the parties thereto and the form of the Certificates of Merger shall have been agreed to between the Sponsor Parties and the Company.

(b) CLMT Unitholder Approval. The CLMT Unitholder Approval shall have been obtained at the CLMT Special Meeting in accordance with applicable Laws and the CLMT Partnership Agreement.

(c) No Injunctions or Restraints. No Law, order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Transactions, declaring unlawful the Transactions or causing such Transactions to be rescinded shall be in effect.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated (unless subsequently withdrawn).

(e) Nasdaq Listing. The NewCo Shares to be issued pursuant to the Conversion Agreement shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(f) Regulatory Approval. Any consent or approval of any Governmental Authority required to be obtained pursuant to any applicable Antitrust Law shall have been duly obtained and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the Transactions, including under any Antitrust Law, shall have occurred.

Section 5.02 Conditions to CLMT’s Obligation to Effect the Transactions. The obligations of CLMT to, and to cause each of its Subsidiaries and Affiliates, as applicable, to, effect the Transactions shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by CLMT) on or prior to the Effective Time of the following conditions:

(a) Bring Down of Representations and Warranties. The representations and warranties set forth in (i) Section 4.01 (other than those set forth in (A) Section 4.01(b), (B) Section 4.01(e) and (C) Section 4.01(g)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not materially impeded or would not reasonably be expected to materially impede the ability of the Sponsor Parties to consummate any of the Transactions and have not had or would not reasonably be expected to have a Sponsor Material Adverse Effect (provided, that for the purposes of the foregoing clause, qualifications as to materiality and Sponsor Material Adverse Effect contained in such representations and warranties shall not be given effect); (ii) Section 4.01(e) is true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except for such inaccuracies as would not be material in amount or effect; and (iii) Section 4.02(b) and Section 4.01(g) are true and correct in all respects as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Covenants. The Sponsor Parties shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by such Persons prior to the Closing Date.

(c) Closing Certificate. Prior to or at the Closing, the Sponsor Parties shall have delivered a certificate of an authorized officer or other authorized person of the Sponsor Parties, dated as of the Closing Date, to the effect that the conditions specified in Section 5.02(a) and Section 5.02(b) are satisfied.

Section 5.03 Conditions to Sponsor Parties’ Obligation to Effect the Transactions. The obligations of each of the Sponsor Parties to, and to cause their Affiliates, as applicable, to, effect the Transactions shall be subject to the fulfillment (or, to the extent permitted by Applicable Law, written waiver by the Sponsor Parties) on or prior to the Effective Time of the following conditions:

(a) Bring Down of Representations and Warranties. The representations and warranties set forth in (i) Section 4.01(h) (other than those set forth in (A) the first sentence of Section 4.02(b), (B) Section 4.02(d), (C) Section 4.02(f), (D) Section 4.02(h), (E) Section 4.02(k) and (F) Section 4.02(l)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had or would not reasonably be expected to have a Material Adverse Effect (provided, that for the purposes of the foregoing clause, qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect); (ii) the first sentence of Section 4.02(b) are true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), except for such inaccuracies as would not be material in amount or effect; and (iii) Section 4.02(d), Section 4.02(f), Section 4.02(h), Section 4.02(k) and Section 4.02(l) are true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date).

(b) Performance of Covenants. The CLMT Entities shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by the CLMT Entities prior to Closing.

(c) Closing Certificate. Prior to or at the Closing, CLMT shall have delivered a certificate of an authorized officer or other authorized person of CLMT, dated as of the Closing Date, to the effect that the conditions specified in Section 5.03(a) and Section 5.03(b) are satisfied.

ARTICLE VI.

COVENANTS

Section 6.01 Interim Operations.

(a) Except (i) as required by Applicable Law, (ii) as otherwise expressly contemplated by this Agreement, (iii) as contemplated by the Conversion Agreement or the Conversion, (iv) as required by any Organizational Documents of such entities or (v) as consented to in writing by the Sponsor Parties (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the Effective Time or the termination hereof, each CLMT Entity shall (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it, (C) use commercially reasonable efforts to keep in full force and effect all material Permits and all material insurance policies maintained by the CLMT Entities, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Effective Time and the termination hereof, except (A) as required by Applicable Law, (B) as otherwise expressly contemplated by this Agreement or the other Transaction Documents or (C) as set forth in Schedule 6.01(b), none of the CLMT Entities shall, without the prior written consent of the Sponsor Parties (which consent will not be unreasonably withheld, delayed or conditioned):

(i) adopt or propose any change to any of their Organizational Documents as in effect on the date of this Agreement;

(ii) other than the grant of awards under the LTIP or issuances of CLMT Common Units upon vesting or settlement of awards under the LTIP that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement in the ordinary course of business consistent with past practices, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the CLMT Entities, or securities convertible or exchangeable into or exercisable for any shares of such equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests;

(iii) split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity securities;

(iv) declare, set aside or pay any distributions in respect of any of their equity securities or split, combine or reclassify any of their equity securities, other than (A) cash distributions by any Subsidiary of CLMT to CLMT or another Subsidiary of CLMT in the ordinary course of business or (B) cash distributions to their respective equity holders required under their respective Organizational Documents;

(v) settle, propose to settle or compromise any action before a Governmental Authority if such settlement, proposed settlement or compromise (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $1,000,000 in the aggregate (together with all other settlements or compromises after the date of this Agreement), net of any amounts covered by insurance that the CLMT Entities expect to be promptly paid by the applicable insurer, (B) that imposes any material equitable or non-monetary relief, penalty or restriction on any CLMT Entity or (C) that would reasonably be expected to affect the rights or defenses available to any CLMT Entity in any related or similar claims that, individually or in the aggregate, are material to the CLMT Entities, taken as a whole;

(vi) recommend, propose, announce, adopt or vote to adopt a plan of complete or partial dissolution or liquidation, in each case, that would (A) prevent or materially impede or delay the ability of the Parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or (B) adversely affect in a material way the rights of holders of the securities of any CLMT Entity;

(vii) except otherwise permitted under Section 6.01(b)(ix)(x), make any acquisition of any other Person, business or asset or make any loans, advances or capital contributions to, or investments in, any other Person with a value (including assumed debt, which term, for the avoidance of doubt, excludes any asset retirement obligations) in excess of $5,000,000 in the aggregate;

(viii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel or abandon or otherwise dispose of any of the CLMT Entities’ material assets, product lines or businesses, including any equity interests of any of the CLMT Entities, except (A) in connection with goods or services provided in the ordinary course of business and sales of obsolete assets, or (B) for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in the aggregate;

(ix) except for (x) transactions solely between or among the Sponsor Parties and/or the CLMT Entities that will not result in any obligation or liability to any party other than the Sponsor Parties and/or the CLMT Entities, and (y) borrowings or loans permitted under the credit facilities of the CLMT Entities existing as of the date hereof, (A) incur, assume or guarantee any indebtedness for borrowed money, (B) issue, assume or guarantee any debt securities, (C) grant any option, warrant or right to purchase any debt securities, or (D) issue any securities convertible into or exchangeable for any debt securities of others, other than any such actions contemplated in (A) through (D), as would not, taken together, result in the incurrence or guarantee of indebtedness or issuance of debt securities with a value in excess of $1,000,000 in the aggregate;

(x) make any change to any of their accounting policies or procedures, except as required by changes after the date hereof in accordance with GAAP;

(xi) (A) change any material method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any materially amended Tax Return, (E) enter into any written agreement with any Governmental Authority with respect to any material amount of Taxes, (F) surrender any right to claim a refund for any material amount of Taxes, or (G) consent to an extension of the statute of limitations applicable to any material Tax claim or assessment; or

(xii) agree, authorize or commit to do any of the foregoing.

(c) From the date of this Agreement until the Closing Date, each of CLMT Entities and Sponsor Parties shall promptly notify the other Parties in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article V not being satisfied at the Effective Time, and (ii) any material breach by the notifying Party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.01(c) shall not limit or otherwise affect the remedies available hereunder to the notified Party.

Section 6.02 Preparation of the Registration Statement and Proxy Statement.

(a) Promptly following the date of the execution of the Conversion Agreement, each of the Sponsor Parties and the CLMT Entities shall cooperate in preparing and shall use its reasonable best efforts to cause to be filed with the SEC a mutually acceptable Registration Statement. The Registration Statement, when it becomes effective, will include all information required to be disclosed by CLMT. Each of the Sponsor Parties and the CLMT Entities shall use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, (ii) ensure that the Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and/or the Securities Act, and (iii) keep the Registration Statement effective for so long as necessary to complete the Transactions. Each of the Sponsor Parties and the CLMT Entities shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Limited Partners as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the Sponsor Parties and the CLMT Entities shall, as reasonably necessary in connection with preparation and filing of the Registration Statement, furnish all information concerning itself, its Affiliates and the holders of its equity interests to the other Parties, and each of the Sponsor Parties and the CLMT Entities shall provide such other Parties assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and Proxy Statement, as applicable. Each of the Sponsor Parties and the CLMT Entities shall promptly notify the other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, and shall, as promptly as practicable after receipt thereof, provide the other Parties with copies of all material correspondence between it and its representatives, on one hand, and the SEC, on the other hand, and all written comments and/or orders with respect to the Registration Statement received from the SEC and advise the other Parties of any oral comments with respect to the Registration Statement received from the SEC. Each of the Sponsor Parties and the CLMT Entities shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Registration Statement. Prior to filing any amendment or supplement to the Registration Statement or responding to any comments of the SEC with respect thereto, each of the Sponsor Parties and the CLMT Entities shall cooperate and provide the other Parties a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by any of the Sponsor Parties or the CLMT Entities, as applicable, or any of their respective representatives with respect thereto, and no such amendment or supplement shall be filed without the prior approval of the Sponsor Parties and CLMT (which consent shall not be unreasonably withheld, conditioned or delayed). The Sponsor Parties shall advise CLMT, promptly after any of them receives notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the NewCo Shares issuable in connection with the Transactions for offering or sale in any jurisdiction, and the Sponsor Parties and the CLMT Entities shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The Sponsor Parties and the CLMT Entities shall also use their reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the NewCo Shares in connection with the Conversion.

(b) If, at any time prior to the date of effectiveness under the Securities Act (with respect to the Registration Statement), any Sponsor Party or any CLMT Entity discovers that any information relating to the Sponsor Parties, the CLMT Entities or any of their respective Affiliates, officers or directors, should be set forth in an amendment or supplement to the Registration Statement so that such document would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable notify the other Parties and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable after the other Parties have had a reasonable opportunity to review and comment thereon, and, to the extent required by Applicable Law, disseminated to the Limited Partners.

(c) CLMT shall, with the Sponsor Parties’ cooperation, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold the CLMT Special Meeting for the purpose of obtaining the CLMT Unitholder Approval. CLMT shall, through the CLMT Board and the Conflicts Committee, recommend to the Limited Partners approval of the Conversion (the “CLMT Board Recommendation”) and CLMT shall use its reasonable best efforts to obtain from the Limited Partners the CLMT Unitholder Approval. The Proxy Statement shall include the CLMT Board Recommendation. Notwithstanding anything in this Agreement to the contrary, CLMT may postpone or adjourn the CLMT Special Meeting (i) to solicit additional proxies for the purpose of obtaining the CLMT Unitholder Approval, (ii) for the absence of a quorum, and (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Proxy Statement that the Conflicts Committee or the CLMT Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the CLMT Special Meeting; provided, however, that in each case, without the written consent of any Sponsor Party (which shall not be unreasonably withheld, delayed or conditioned), CLMT shall not be permitted to postpone or adjourn the CLMT Special Meeting for more than 10 Business Days later than the most recently postponed or adjourned meeting or to a date after the date that is two Business Days prior to the Termination Date. CLMT shall adjourn the CLMT Special Meeting at the request of the Sponsor Parties (but in no event for more than 30 days from the date the CLMT Special Meeting was originally scheduled to convene and to no later than two Business Days prior to the Termination Date) (i) to solicit additional proxies for the purpose of obtaining the CLMT Unitholder Approval or (ii) for the absence of a quorum. Without the written consent of the Sponsor Parties (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the CLMT Special Meeting except the approval of the Conversion Agreement and the CLMT Merger contemplated thereby and other matters related thereto that require approval of the Limited Partners.

Section 6.03 Regulatory Approvals. Each of CLMT and the Sponsor Parties shall use its reasonable best efforts to file, as promptly as practicable after the execution of the Conversion Agreement, the notification and report forms required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act, the Parties will use their respective reasonable best efforts to respond to such request as promptly as practicable or as otherwise agreed by the Parties, and counsel for the Parties will closely cooperate during the entirety of any such request review process.

Section 6.04 Exchange Listing; Delisting.

(a) The General Partner and CLMT shall use their respective commercially reasonable efforts to (i) submit a proper notification to the Nasdaq regarding the listing of the NewCo Shares to be issued pursuant to the Conversion Agreement on the Nasdaq Global Select Market on or prior to the Closing Date, and (ii) take such actions so that prior to the Effective Date the NewCo Shares are approved for listing thereon, subject to official notice of issuance.

(b) Prior to the Closing, CLMT shall use reasonable best efforts to cause (x) the registration of the NewCo Shares under the Exchange Act and (b) the delisting of CLMT Common Units from the Nasdaq and the termination of the registration of the CLMT Common Units under the Exchange Act as soon as practicable following the Effective Time.

Section 6.05 Directors of NewCo. At or prior to Closing, the Sponsor Parties shall, and shall cause the CLMT Board to, take all actions necessary so that the board of directors of NewCo shall be comprised of the directors as set forth in Exhibit B.

Section 6.06 Litigation. In the event that any unitholder litigation related to the Transaction Documents or the Transactions is brought, or to CLMT’s Knowledge, threatened in writing, against CLMT and/or the members of the CLMT Board prior to the Effective Time (a “Transaction Litigation”), CLMT shall promptly notify the Sponsor Parties of any such Transaction Litigation and shall keep the Sponsor Parties reasonably informed with respect to the status thereof.

Section 6.07 Efforts. Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the Parties shall cooperate and use its commercially reasonable efforts (unless another standard is expressly required under this Agreement) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other Party in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article V. Further, no Party shall take, or cause to be taken, any action or do, or cause to be done, anything that would reasonably be expected to materially impede or delay the Transactions, including the satisfaction of the respective conditions set forth in Article V.

Section 6.08 Indemnification; D&O Insurance.

(a) From and after the Effective Time, the Sponsor Parties shall cause NewCo to honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the Transactions) now existing in favor of the present and former directors and officers of the CLMT Entities (collectively, the “Indemnified Persons”) as provided in the Organizational Documents of the CLMT Entities and shall ensure that the Organizational Documents of NewCo (or its successor entities) shall, for a period of no less than six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Organizational Documents of the CLMT Entities as of the date of this Agreement.

(b) For a period of not less than six years from and after the Effective Time, the Sponsor Parties shall cause NewCo to maintain for the benefit of the directors and officers of the CLMT Entities, as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the CLMT Entities or, if such substantially equivalent insurance coverage is unavailable, the best coverage that is reasonably available; provided, however, that in no event shall the annual cost of the D&O Insurance exceed 300% of the current annual premium paid by the CLMT Entities for such purpose (the “Maximum Amount”); provided, further, that if the cost of such insurance coverage exceeds such Maximum Amount, NewCo shall obtain a policy with the greatest coverage available for a cost not exceeding such Maximum Amount. If the Sponsor Parties so elect, then, in lieu of their obligations under this Section 6.08(b), they may (but shall be under no obligation to), prior to the Effective Time, cause CLMT to purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.08 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the CLMT Entities, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.08 shall survive the consummation of the Transactions and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives. The Conversion Agreement shall provide that if NewCo or any of its successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of such entities shall assume the obligations set forth in this Section 6.08.

Section 6.09 Tax Treatment. The transactions contemplated by Article II and Exhibit A are intended to qualify as transactions described in Rev. Rul. 84-111, Situation 3 and Section 351 of the Code. The Parties agree to report such transactions in accordance with the foregoing sentence for all U.S. federal income, and any applicable state and local income or franchise, Tax purposes unless otherwise required to do so pursuant to a final determination within the meaning of Section 1313(a) of the Code or applicable state or local income Tax Law. Each Party agrees to take no action, which alone, or in combination with the actions of others, reasonably could be expected to prevent such transactions from qualifying as transactions described in Rev. Rul. 84-111, Situation 3 and Section 351 of the Code.

Section 6.10 Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, the CLMT Board shall not, and none of the Sponsor Parties shall cause the CLMT Board to, without the consent of a majority of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the CLMT Board that is a member of the Conflicts Committee, either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.10 shall not apply to the filling, in accordance with the provisions of governing documents of the General Partner, of any vacancies caused by the resignation, death or incapacity of any such director or the removal of a director for Cause.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Parties shall take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of CLMT or acquisitions of NewCo Shares (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CLMT or who will become subject to such reporting requirements with respect to NewCo, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.12 Voting and Consent. Each Sponsor Party covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement, (i) at the CLMT Special Meeting or any other meeting of Limited Partners or any vote or consent of CLMT Interests in connection with a vote or consent of the Limited Partners, however called or obtained, such Sponsor Party will vote, or cause to be voted, or deliver or cause to be delivered a consent with respect to, all CLMT Interests then owned beneficially or of record by such Sponsor Party or any of its Subsidiaries, as of the record date for such meeting or consent, in favor of the approval of the Conversion Agreement and the CLMT Merger contemplated thereby and (ii) such Sponsor Party will not, and will cause each of its Subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any CLMT Interests owned by such Sponsor Party or its Subsidiaries, other than a transfer, assignment or disposition by and between such Sponsor Party and its Subsidiaries, any of its Affiliate or any trust or charitable organizations controlled by such Sponsor Party; provided, that any such Affiliate, trust or charitable organization agrees to be bound by the provisions of this Section 6.12. Each Sponsor Party consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the Organizational Documents thereof, each of its Subsidiaries to consent to, this Agreement and the Transactions, including the Conversion.

Section 6.13 Public Announcements. The CLMT Entities and the Sponsor Parties shall use reasonable best efforts to develop a communications plan and each Party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the Transactions, to the extent they have not been previously issued or disclosed, shall be consistent with such communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the CLMT Entities and the Sponsor Parties shall use reasonable best efforts to consult with each other before issuing any press release or public statement with respect to the Transactions, including the Conversion, to the extent they have not been previously issued or disclosed. CLMT agrees to issue a press release mutually acceptable to the Sponsor Parties.

ARTICLE VII.

TERMINATION; EFFECT OF TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (it being understood that any termination by CLMT pursuant to this Article VII (other than a termination pursuant to Section 7.01(a)) shall not require the approval of the Conflicts Committee):

(a) by mutual written agreement of CLMT (which shall require prior approval by the Conflicts Committee) and the Sponsor Parties;

(b) by either CLMT or the Sponsor Parties if the CLMT Special Meeting shall have concluded and the CLMT Unitholder Approval shall not have been obtained;

(c) by either CLMT or the Sponsor Parties if any injunction or other order, decree, decision, determination or judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable or any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited shall be in effect;

(d) by CLMT if there has been a breach of, or failure to perform, any representation, warranty, covenant or agreement made by the Sponsor Parties in this Agreement, such that the conditions set forth in Section 5.02(a) or Section 5.02(b) would not be satisfied and such breach or failure to perform is not curable or, if curable, is not cured by the earlier of (i) the Termination Date and (ii) 45 days following receipt by the Sponsor Parties of notice of such breach or failure from CLMT; provided that the right to terminate this Agreement pursuant to this Section 7.01(d) shall not be available if CLMT is itself in breach of any provision of this Agreement or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach or failure to perform would result in the failure of the conditions set forth in Section 5.03(a) or Section 5.03(b);

(e) by the Sponsor Parties if there has been a breach of, or failure to perform, any representation, warranty, covenant or agreement made by the CLMT Entities in this Agreement, such that the conditions set forth in Section 5.03(a) or Section 5.03(b) would not be satisfied and such breach or failure to perform is not curable or, if curable, is not cured by the earlier of (i) the Termination Date and (ii) 45 days following receipt by CLMT of notice of such breach or failure from the Sponsor Parties; provided that the right to terminate this Agreement pursuant to this Section 7.01(e) shall not be available if any of the Sponsor Parties is itself in breach of any provision of this Agreement or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach or failure to perform would result in the failure of the conditions set forth in Section 5.02(a) or Section 5.02(b); or

(f) by either CLMT or the Sponsor Parties if the Conversion has not been consummated prior to the date that is 180 days after the execution of the Conversion Agreement (the “Termination Date”); provided, however, that the Termination Date may be extended for an additional three months upon the mutual agreement of the Parties; provided, further that the right to terminate this Agreement pursuant to this Section 7.01(f) shall not be available if the failure of the Party so requesting termination to perform any covenant or obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date.

Section 7.02 Effect of Termination. In the event that this Agreement is terminated, this Agreement shall become null and void and no Party, or any Party’s Affiliates, Subsidiaries, directors, officers or employees, shall have any further obligation or any liability of any kind to any Person by reason of this Agreement, except for any liability arising out of or resulting from fraud or any willful or intentional breach of any covenant or agreement occurring prior to termination of the Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 8.01 shall not limit the enforceability of any covenant or agreement of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement to the extent that such covenant or agreement contemplates performance after the Effective Time.

Section 8.02 Expenses. In the event that this Agreement is not terminated and the Closing occurs, each Party agrees that it shall be solely responsible for the payment of all costs and expenses incurred by such Party in connection with the consummation of the Transactions.

Section 8.03 Notices. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a) If to the Sponsor Parties:

The Heritage Group

5400 W. 86th Street

Indianapolis, IN 46268

Attention:             Amy Schumacher

Email:                   ams@thgrp.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:             Sean T. Wheeler

Email:                   Sean.Wheeler@kirkland.com

(b) If to any CLMT Entity:

Calumet Specialty Products Partners, L.P.

2780 Waterfront Parkway East Drive, Suite 200

Indianapolis, IN 46214

Attention:             Greg Morical

Email:                   greg.morical@calumetspecialty.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street Suite 3000

Houston, Texas 77002

Attention:             Hillary H. Holmes

Email:                   HHolmes@gibsondunn.com

(c) If to the Conflicts Committee:

Conflicts Committee of Calumet

Specialty Products Partners, L.P.

2780 Waterfront Pkwy. E. Dr

Indianapolis, IN 46214

Attention:             Karen Twitchell, as Chairman

Email:                   karent@clmt.com

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis Street Suite 4200

Houston, Texas 77002

Attention:             G. Michael O’Leary

Email:                   moleary@HuntonAK.com

Section 8.04 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or other words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 8.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

Section 8.06 No Third-Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to, and do not, create rights in any other Person or confer upon any other Person any benefits, rights or remedies, except as set forth in Section 6.08, and, except as set forth in Section 6.08, no Person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement. Without limiting the generality of the foregoing, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, in accordance with and subject to the terms of this Agreement, and no other Person has the right to rely upon the representations and warranties, or the right to enforce any covenants, set forth herein. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.10 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.08 Applicable Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware, without regard to the principles of conflicts of law. EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (a) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (b) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

Section 8.09 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 8.10 Amendment or Modification; Waiver. At any time prior to the Effective Time, any provision of this Agreement may be amended, supplemented or waived in any and all respects by, in the case of an amendment or supplement, the written agreement of the Parties and, in the case of a waiver, the written agreement by the Party against whom the waiver is to be effective; provided, however, that the CLMT Board may not take or authorize any such amendment, supplement or waiver unless it has been approved by the Conflicts Committee; provided, further, that there shall be no amendment or change to the provisions of this Agreement that under applicable Laws, the CLMT Partnership Agreement or stock exchange rule would require further approval by the Limited Partners, unless such amendment is submitted to a vote of the Limited Partners.

Section 8.11 Integration. This Agreement, each of the other Transaction Documents and each of the other instruments referenced herein and therein and in the exhibits attached hereto supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement, each of the other Transaction Documents and such other instruments. This Agreement, each of the other Transaction Documents and each of the other instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or from part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Section 8.12 Action of the Sponsor Parties. The Sponsor Parties agree that any action to be taken or consented to by the Sponsor Parties under this Agreement (including any termination by the Sponsor Parties under Article VII or any amendments or waivers of this Agreement under Section 8.10) shall require only the approval of Sponsor Parties holding at least a majority of the membership interests in the General Partner.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed as of the date first above written.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By:	Calumet GP, LLC, its general partner

By:	/s/ Gregory J. Morical
Name:	Gregory J. Morical
Title:	Senior Vice President, General Counsel & Secretary

[Signature page to Partnership Restructuring Agreement]

CALUMET GP, LLC

By:	/s/ Gregory J. Morical
Name:	Gregory J. Morical
Title:	Senior Vice President, General Counsel & Secretary

[Signature page to Partnership Restructuring Agreement]

THE HERITAGE GROUP

By:	/s/ Amy Schumacher
Name:	Amy Schumacher
Title:	Chief Executive Officer

[Signature page to Partnership Restructuring Agreement]

/s/ Jennifer Straumins
JENNIFER STRAUMINS

[Signature page to Partnership Restructuring Agreement]

/s/ William Grube Jr.
WILLIAM GRUBE JR.

[Signature page to Partnership Restructuring Agreement]

IRREVOCABLE INTERVIVOS TRUST NUMBER 12.27.73 FOR THE BENEFIT OF FRED MEHLERT FEHSENFELD, JR. AND HIS ISSUE U/A DATED DECEMBER 18, 2012

By:	/s/ Amy Schumacher
Name:	Amy Schumacher
Title:	Trustee

[Signature page to Partnership Restructuring Agreement]

MAGGIE FEHSENFELD TRUST NUMBER 106 12.30.74 FOR THE BENEFIT OF FRED MEHLERT FEHSENFELD, JR. AND HIS ISSUE U/A DATED DECEMBER 18, 2012

By:	/s/ Amy Schumacher
Name:	Amy Schumacher
Title:	Trustee

[Signature page to Partnership Restructuring Agreement]

SCHEDULE A

Sponsor Parties

The Heritage Group

Jennifer Straumins

William Grube Jr.

Irrevocable Intervivos Trust Number 12.27.73 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and His Issue U/A Dated December 18, 2012

Maggie Fehsenfeld Trust Number 106 12.30.74 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and His Issue U/A Dated December 18, 2012

Schedule A - 1

EXHIBIT A

Conversion Steps

1.	CLMT incorporates a wholly owned subsidiary, which is a new Delaware corporation (“NewCo”).

2.	NewCo forms two 100% owned Delaware limited liability companies (“Merger Sub I” and “Merger Sub II”).

3.	Merger Sub II merges with and into CLMT, with CLMT surviving as a subsidiary of the General Partner and of NewCo (the “CLMT Merger”).

4.

Immediately after the CLMT Merger, Merger Sub I merges with and into the General Partner, with the General Partner surviving as a wholly owned Subsidiary of NewCo (the “GP Merger,” together with the CLMT Merger, the “Mergers”).

5.

In the CLMT Merger, each CLMT Common Unit issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, any CLMT Common Units held by any Sponsor Party or its Affiliates) will be exchanged for one NewCo Share.

6.

In the GP Merger, the equity owners of the General Partner will exchange their equity interests in the General Partner for 5,500,000 NewCo Shares and 2,000,000 warrants to purchase NewCo Shares having the terms set forth in Exhibit C below.

7.

NewCo will assume the LTIP and amend the same as necessary to reflect the Mergers and exchange of common units for shares, and each holder of a Phantom Unit will exchange each Phantom Unit for one phantom unit in NewCo.

If, between the date of this Agreement and the Effective Time, the outstanding CLMT Common Units shall have been changed into a different number of units or a different class by reason of any distribution, subdivision, reorganization, reclassification, recapitalization, unit split, reverse unit split, combination or exchange, or any similar event shall have occurred, then the number of NewCo Shares to be issued as set forth above shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this paragraph shall be construed to permit CLMT to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Exhibit A - 1

EXHIBIT B

Summary of Governance Rights

GOVERNANCE

This term sheet (this “Term Sheet”) describes the principal terms of the post-conversion governance of the successor corporation (such corporation, “Calumet Corp.”) formed by Calumet Specialty Products Partners, L.P. (the “MLP”) pursuant to the terms of that certain Partnership Restructuring Agreement dated as of November 9, 2023 (the “Restructuring Agreement”). This Term Sheet is subject to, among other things, the negotiation of mutually satisfactory definitive documentation.

Board Rights

The board of directors of Calumet Corp. (the “Board”) will be comprised of nine directors divided into three classes. The Class I directors will serve until the first annual meeting after completion of the conversion (the “Conversion”), the Class II directors will serve until the second annual meeting after the Conversion and the Class III directors will serve until the third annual meeting after the Conversion. Thereafter, each director will serve a 3 year term. To the extent required under applicable rules and regulations of the SEC or the stock exchange on which the Calumet Corp. common stock will be listed for trading a majority of the members of the Board will be independent.

The Heritage Group, together with their affiliates, related trusts, trustees, family members, successors and assigns (“THG”) would designate all initial directors to the Board and allocate them among the classes prior to the Conversion. After the Conversion, (i) THG would have the right to nominate three directors to the Board (and all replacements thereof) until THG ceases to own at least 15% of the outstanding common stock of Calumet Corp., (ii) for so long as THG owned less than 15% but 10% or more of the outstanding common stock of Calumet Corp., THG would have the right to nominate two directors to the Board (and each replacement thereof) and (iii) at such time as THG ceases to own at least 10% of the outstanding common stock of Calumet Corp., THG shall not have the right to nominate any directors (the period from the effective date of the Conversion to the date THG ceases to own at least 10% of the outstanding common stock of Calumet Corp., the “Applicable Period”). The directors are intended to be approved in a way that does not result in a Change of Control under the Third Amended and Restated Credit Agreement, dated as of February 23, 2018, by and among Calumet Specialty Products Partners, L.P. and certain of its subsidiaries as Borrowers, certain of its subsidiaries as Guarantors, the Lenders, Bank of America, N.A., as Agent, JPMorgan Chase Bank, N.A and Wells Fargo Bank, N.A., as Co-Syndication Agents, as amended from time to time.1

Subject to applicable rules and regulations of the SEC or the stock exchange, each committee of the Board would include at least one THG-designated director during the Applicable Period.

[1]	“Change of Control”—the occurrence of any of the following events:
(iv)

the first day on which a majority of the members of the Board of Directors of Calumet GP cease to be composed of individuals (i) who were members of that board on the date of this Agreement, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; or

Exhibit B - 1

Consent Rights

Each of the following actions would require the consent of THG until the earlier of (1) THG ceasing to own at least 5% of the outstanding common stock of Calumet Corp. and (2) the third anniversary of the Conversion.

•	Any amendment, modification or restatement of the organizational documents of Calumet Corp. or any of its significant subsidiaries;

•	Any increase or decrease in the size of the Board;

•	Any appointment or removal of the Chairman of the Board or Chief Executive Officer of Calumet Corp.; and

•	Any liquidation, winding up or filing any petition in bankruptcy of Calumet Corp. or any of its significant subsidiaries.

Registration Rights

THG and the other members of the general partner of the MLP would receive customary registration rights covering its securities and those issuable upon exercise of any warrants, including:

•	Two demand registrations within any 12 month period, with a minimum offering size of $25 million;

•	Piggyback registration rights;

•	Resale shelf registration rights;

•	Lock-ups for primary offerings not to exceed 60 days;

•	Blackout periods not in excess of 45 days at any one time or 90 days during any 360 day period;

•	Holder selection of underwriters;

•	Reasonable and customary cooperation from management and Calumet Corp., including the provision of legal opinions, comfort letters and road show attendance;

•

Payment of underwriting expenses by Calumet Corp. (not exceeding the reasonable fees and expenses of one counsel to the selling holder(s) and selling expenses (i.e., underwriting discounts and commissions only) by the selling holder(s); and

•	Continuation of these rights until the registrable securities are actually sold.

Exhibit B - 2

EXHIBIT C

Summary of Common Stock Warrants

SUMMARY INDICATIVE TERMS AND CONDITIONS

COMMON STOCK WARRANTS

This term sheet (this “Term Sheet”) describes the principal terms of the proposed common stock warrants to be issued by a successor corporation formed by Calumet Specialty Products Partners, L.P. (the “MLP”) pursuant to the terms of that certain Partnership Restructuring Agreement dated as of November 9, 2023 (the “Restructuring Agreement”). This Term Sheet is subject to, among other things, the negotiation of mutually satisfactory definitive documentation.

Issuer:	The successor corporation to the MLP formed pursuant to the Restructuring Agreement (“Calumet Corp”).

Holders:	The Heritage Group, together with their affiliates, related trusts, trustees, family members, all members of the MLP’s general partner, successors and assigns (the “Holders”).

Number of Warrants:	2,000,000 warrants (the “Warrants”) representing the right to purchase an equal number of shares of publicly traded common stock of Calumet Corp. The number and type of shares of common stock issuable upon exercise of the Warrants shall be equitably adjusted for stock splits, reclassifications, exchanges, reorganizations, mergers, extraordinary dividends of cash or securities and other customary events.

Issue Date:	The closing of the transactions contemplated under the Restructuring Agreement.

Exercise Period of Warrants:	Exercisable at any time, in whole or in part, prior to the third anniversary of the issue date.

Exercise Price of Warrants:	The exercise price per share of the Warrants shall be $20.00, subject to equitable adjustment for stock splits, reclassifications, exchanges, reorganizations, mergers, extraordinary dividends of cash or securities and other customary events.

Cashless Exercise:	Cashless exercise at the option of the Holder.

Registration Rights:	The Holders shall be entitled to customary registration rights under that certain registration rights to be entered into by the Holders and Calumet Corp. as contemplated by Exhibit B of the Restructuring Agreement.

Transfer Restrictions:	None, other than as required by law.

Other Terms:	Such terms as are customary for agreements of this type.

Governing Law:	Delaware.

Exhibit C - 1